UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 20, 2013 (August 15, 2013)

SMTP, Inc.

 (Exact name of registrant as specified in its charter)

Delaware	0-54309	05-0502529
(State or other jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1810 E. Sahara Ave. Suite 111 Las Vegas, NV	89104
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: 877-705-9362 Ext. 205

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Officers; Compensatory Arrangements of Certain Officers

On August 15, 2013 the registrant’s Board of Directors appointed Jonathan M. Strimling to serve as the registrant’s Chief Executive Officer (principal executive officer) commencing on that same date. As the registrant’s Chief Executive Officer, subject to Board approval, Mr. Strimling is responsible for the overall general management of the registrant and supervision of the registrant’s policies, setting the registrant’s strategies, formulating and overseeing the registrant’s business plan, and the general promotion of the registrant.

There are no arrangements or understandings between Mr. Strimling and any other persons pursuant to which he was appointed the registrant’s Chief Executive Officer. There is no family relationship between Mr. Strimling and any director, executive officer, or person nominated or chosen by the registrant to become a director or executive officer of the registrant. The registrant has not entered into any transactions with Mr. Strimling that would require disclosure pursuant to Item 404(a) of Regulation S-K under the Exchange Act.

Jonathan M. Strimling, age 45, has 20 years of experience as an executive and entrepreneur, largely focused on the commercialization of innovative products and services. From 2006 to 2011, Mr. Strimling served as the President and CEO of online retailer American Biomass Corp., along with its wholly owned subsidiaries WoodPellets.com, LLC, American Biomass Distribution, LLC, and American Biomass Transportation, LLC. Also, from 2012 to present, Mr. Strimling served as the President and CEO of US Dynamics, LLC, a consulting company, UltraCell Insulation, LLC, a manufacturing company, and Secure Neighborhoods, LLC, a security company, all of which are located in Manchester, NH. Also, Mr., Strimling was a governor's appointee to the Economic Strategy Commission for the State of New Hampshire.

In exchange for serving as the registrant’s Chief Executive Officer, pursuant to written agreement, a copy of which is attached as Exhibit 10.1, Mr. Strimling shall receive as compensation, among other things, a base salary of $180,000 per year, along with quarterly performance based bonus compensation, other event based bonus compensation, and an option to purchase up 1,493,449 shares of the registrant’s common stock at the strike price of $1.00 per share. The options vest monthly over a four year period in equal installments of 31,113 shares per month beginning August 15, 2013, except that during the final month of vesting 31,138 shares shall vest. All of the options expire on August 14, 2023, subject to earlier expiration in certain circumstances. The option grant was made pursuant to the registrant’s 2010 Employee Stock Plan and subject to the terms of the Plan’s standard non-statutory stock option agreement.

On August 15, 2013, upon the appointment of Mr. Strimling as the registrant’s Chief Executive Officer, the registrant’s Board of Directors removed Maksym Ilin’s as the registrant’s President and principal executive officer. Mr. Illin will continue to serve as the registrant’s Vice President-Operations and Customer Service.

On August 15, 2013, the registrant’s Board of Directors re-confirmed Semyon Dukach as the registrant’s Executive Chairman whereby his duties will be to continue to (i) lead the registrant’s Board of Directors, (ii) select and replace the registrant’s chief executive officer; (iii) set executive compensation; (iv) provide advice and counsel to senior management; (v) monitor and evaluate managerial and company performance; and (vi) represent stockholder interests.

Item 7.01 Regulation FD Disclosure

On August 15, 2013, the registrant issued a press release reporting that it has appointed Jonathan M. Strimling to serve as the registrant’s Chief Executive Officer. The full text of the press release is attached as Exhibit 99.1 to this report and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits

Exhibit No.

Description

10.1

Employment Agreement – Jonathan M. Strimling

99.1

Press release dated August 15, 2013

SIGNATURES

Pursuant to the requirements of the Securities Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMTP, INC.

By:

/s/ Jonathan M. Strimling

Jonathan M. Strimling,

Chief Executive Officer

Dated: August 20, 2013